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INTERMET CORPORATION
5445 Corporate Drive
Troy, MI 48098-2683
Tel: 248-952-2500
Fax: 248-952-2501

INTERMET


                                                 NEWS RELEASE

                                                 For IMMEDIATE Release
                                                 Contact: Bytha Mills
                                                 Vice President - Administration
                                                 INTERMET Corporation
                                                 248-952-2500


DR. GARY F. RUFF ELECTED PRESIDENT AND COO OF INTERMET

TROY, Mich., December 11, 2002 -- INTERMET Corporation (Nasdaq: INMT) announced today that its Board of Directors elected Dr. Gary F. Ruff as President and Chief Operating Officer (COO) of the Corporation.

Dr. Ruff most recently was Executive Vice President and a member of the Company's Operating Committee.

Chairman and CEO John Doddridge also announced that it is his intention to step down as Chief Executive Officer of the Company in July 2003, but remain as Chairman of the Board. Mr. Doddridge was elected Chairman and Chief Executive Officer of the Company in October 1994.

Mr. Doddridge said, "The Board and I have been working on succession planning for some time." In July, the Board requested the Compensation and Human Resources Committee to set up a search committee to interview inside and outside candidates for the COO position and heir apparent to Mr. Doddridge. Director John H. Reed headed the search committee.

John Doddridge said, "I am delighted that the search committee chose Gary. He is a great strategic thinker and has a thorough understanding of the Company's core competencies. He is well respected in our industry and within the Company and is well known by our customers. He will provide great leadership and a smooth succession transition for INTERMET."

Dr. Gary Ruff joined INTERMET in June 1999 as Vice President of Technical Services. Doddridge added, "Since Gary joined the Company, he has been an integral member of the Operating Committee. He has provided leadership and innovation with new products and processes, and has been working to build a more efficient manufacturing organization by streamlining many of our systems along with developing INTERMET's full-service capabilities to be the best in our industry."



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INTERMET Corporation
December 11, 2002
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Dr. Ruff has been associated with both the casting business and the automotive industry for 33 years. He began his career in 1969 as a co-op student and process engineer at the Chevrolet Division of General Motors. He held a variety of positions at G.M., progressing to Chief Process Engineer with the Central Foundry Division. In 1987, he joined CMI International, a leading metal caster, as Vice President, Materials. He went on to become Chief Technical Officer and Executive Vice President and Director of CMI. In early 1999, when CMI was acquired by Hayes Lemmerz, he became President of North American Wheels and Corporate Vice President.

Dr. Ruff received his PhD in metallurgy and materials science in 1977 from Case Western University after receiving a Master of Science in 1975 from the same University. In 1974 he earned a Bachelor of Mechanical Engineering from General Motors Institute. He also has completed executive and management education programs at Dartmouth, Michigan State University, University of Michigan and National Technological University in Norway.

He is a member of the American Foundry Society, having served as Chairman of numerous AFS committees. He has won a number of awards and has authored over 30 technical papers. He is a member of SAE, ASM International and American Society for Quality. Dr. Ruff is an Adjunct Professor, Material Science and Engineering, at Case Western and a Director of the Cast Metals Institute.

Dr. Ruff and his wife, Betty, have two daughters who are presently attending college. The Ruffs reside in Rochester Hills, Michigan.

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. INTERMET's strategy is to be the leading supplier of cast-metal automotive components in the world. The company has more than 6,000 employees at facilities located in North America and Europe. More information is available on the Internet at www.intermet.com.

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(Photo available upon request by calling 248-952-2500.)